Bristol West Holdings, Inc.
Management Incentive Plan
As Adopted by the Board of Directors on February 21, 2006

1  Purpose.   The purpose of the Management Incentive Plan (the “Plan”) of Bristol West Holdings, Inc. (the “Company”) is to establish and maintain a result and profit oriented environment. The Plan aims to align the interests of management and the Company towards the completion of the Company’s strategic objectives, while providing incentives to constantly expand the Company’s earning power. The Plan will have direct ties to the Company’s Business Plan and encourage teamwork in accomplishing the Company’s goals.

2	Definitions. The following definitions shall be applicable throughout the Plan:

(a)    “Administrator” means, with respect to the executive officers of the Company, the Committee, and with respect to all other Participants, the Committee and/or the Chief Executive Officer of the Company with assistance from the Company’s Chief Operating Officer.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Business Plan” means the Company’s Business Plan as approved by the Board from time to time (but in no event later than 90 days after the commencement of the applicable Fiscal Year).

(d)    “Committee” means the Compensation Committee of the Board.

(e )    “Fiscal Year” means the Company's fiscal year.

(f)    “Individual Goals” means the goal, or the combination of goals, established from time to time under Section 7 by the Administrator for a Participant with respect to a Fiscal Year or any portion thereof.

(g)    “Participant” means each individual who is designated as a Participant by the Administrator under Section 3.

(h)   “Performance Goals” means the goal, or the combination of goals, established under Section 6 by the Administrator for each Participant with respect to each Fiscal Year based upon one or more factors with respect to the Company, including, but not limited to: (1) gross written premium; (2) net written premium; (3) underwriting income; (4) operating income; (5) earnings (including earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and earnings before interest, taxes, depreciation and amortization and other non-cash items); (6) net income; (7) cash flow; (8) loss ratio; (9) expense ratio; (10) combined ratio; (11) return on equity; (12) return on assets; (13) earnings or net income per share; (14) book value or book value per share; (15) stock price; and/ or (16) any other performance criteria established by the Administrator from time to time based on criteria related to company-wide performance or (where the Administrator can apply the criteria on such basis) business unit-specific performance, facility-specific performance, or department-specific performance, or any combination of such performance-based criteria. For purposes of the Plan, such criteria may be measured by comparing actual results in a current period to either or both of the following: (i) comparable estimates in the Business Plan, or (ii) comparable actual results in prior periods.

(i)    “Executive Officer Plan” means the Bristol West Holdings, Inc. Executive Officer Incentive Plan.

3      Administration.   The Plan shall be administered by the Administrator, which shall have the discretionary authority to interpret the provisions of the Plan and to take any actions and make any other determinations that it deems necessary or desirable for the administration of the Plan, including, without limitation, all decisions on eligibility to participate, participation, the establishment of payment targets and the amount and terms of the Awards payable under the Plan. The decisions of the Administrator shall be final and binding on all parties making claims under the Plan.

4	Eligibility and Participation.

(a)
With respect to the Performance Goal Award (as defined below) of the Plan, the Committee shall have the right to designate as a Participant any executive officer of the Company who is not a participant in the Executive Officer Plan with respect to a Fiscal Year. With respect to the Individual Goal Award (as defined below) of the Plan, the Committee shall have the right to designate as a Participant any executive officer of the Company.

(b)
The Administrator shall have the right to designate as a Participant any employee whom the Administrator deems to be a key employee, provided that the employee is not an executive officer of the Company.

(c)
An individual who is a participant in the Executive Officer Plan with respect to a Fiscal Year shall not be eligible to participate in the Performance Goal Award portion of the Plan with respect to that Fiscal Year.

5      Individual Bonus Target and Award.   The Administrator will, in its sole discretion, establish for each Participant an incentive target bonus (an “Individual Bonus Target”). The aggregate amount of each Participant’s bonus (each an “Award”) will equal the sum of the Performance Goal Award, if any, and the Individual Goal Award, if any, each as determined in accordance with Sections 6 and 7 of this Plan.

6      Determination of Performance Goal Award.   The portion of the Individual Bonus Target that will be based on achievement of the Performance Goal(s) (the “Performance Goal Target”) shall be equal to 80% of the Individual Bonus Target. The Administrator, will, in its sole discretion, establish each Participant’s Performance Goal(s) for the Fiscal Year (increased or decreased, in each case in accordance with factors adopted by the Administrator with respect to the Fiscal Year that relate to unusual or extraordinary items).

Within 90 days after the end of each Fiscal Year, the Administrator will assess the achievement of the Performance Goal(s) by each Participant and determine the amount of this portion of the Award for each Participant (the “Performance Goal Award”). The Administrator reserves the right, in its sole discretion, to reduce or eliminate the amount of the Performance Goal Award otherwise payable to a Participant with respect to any Fiscal Year. No determination of any Performance Goal Award under this Plan shall be contingent upon, or relate to, the failure or attainment of any performance goals under the Executive Officer Plan.

7      Determination of Individual Goal Award.   Twenty percent (20%) of the Individual Bonus Target will be based upon a Participant’s individual performance, as measured by the Participant’s achievement of performance objectives and contributions to the Company’s success at achieving its strategic objectives. Within 90 days after the end of each Fiscal Year, the Administrator shall assess the achievement of this portion of the Individual Bonus Target by each Participant and determine the amount of this portion of the Award for each Participant (the “Individual Goal Award”). No determination of any Individual Goal Award under this Plan shall be contingent upon, or relate to, the failure or attainment of any performance goals under the Executive Officer Plan.

8      Payment of Awards.   Unless otherwise determined by the Administrator, a Participant must be on the Company’s payroll on the date the Award is to be paid. The Administrator may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Administrator in its sole discretion. Payments of Awards may be made (i) in cash; and/or (ii) in the form of any award available under the Bristol West Holdings, Inc. 2004 Stock Incentive Plan as it may be replaced, modified, amended or supplemented from time to time (the “Stock Incentive Plan”), as determined by the Administrator in its sole discretion. The number of shares underlying any award granted under the Stock Incentive Plan shall be determined by dividing the applicable cash amount to be converted into a stock award by the fair market value of the shares on the applicable grant date. Fair market value for such purpose shall be determined based on any objective and appropriate method determined by the Administrator, in its sole discretion. If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant’s beneficiary or legal representative in accordance with Section 9(c) of the Plan. Any distribution or payment made under the Plan shall occur within a reasonable period of time after the end of the Fiscal Year in which the Participant has earned the Award (but in no event later than two and one-half months following the Fiscal Year in which the Award is no longer subject to a substantial risk of forfeiture as determined under Code Section 409A and all applicable guidance and Treasury regulations).

9	Miscellaneous.

(a)  The Company shall have the right to deduct from all Awards paid in cash any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. In the case of Awards settled by an award granted under the Stock Incentive Plan, the terms of the Stock Incentive Plan regarding tax withholding shall govern or, if the Stock Incentive Plan does not address tax withholding, the person receiving such common stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such common stock or, at the Administrator’s sole discretion, the Company may withhold a number of shares of Company common stock which have a fair market value equal to the amount of such withholdings. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b)  Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c)  To the extent that the Administrator permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Company prior to the Participant’s death.

(d)  A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e)  Each person who is or shall have been a member of the Administrator and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)  The expenses of administering the Plan shall be borne by the Company.

(g)  Masculine pronouns and other words of masculine gender shall refer to both men and women.

(h)  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i)        The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

(j)        The Board may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part.